Executive Michael R. Mace Elected to the Board of Directors of Guardian Technologies International, Inc.

HERNDON, Va., January 24, 2007--Guardian Technologies International, Inc. (OTCBB: GDTI - News), a leading technology developer of intelligent imaging informatics (3i) solutions, announced today that it has appointed Mr. Michael R. Mace to the Board of Directors.  Mr. Mace will serve as an independent, non-executive board member and will be Chairman of Guardian’s audit committee and the Board’s financial expert.

Michael Mace is the founder and CEO of Sterling Acceptance Corporation, a privately-held holding company, which acquired all of the stock of D&M Industries where Mr. Mace serves as the Chairman and CEO.  D&M Industries is a nationwide value-added manufacturer/distributor of doors, architectural hardware, windows, millwork, electronic key card locking systems and related products in the construction industry.  Mr. Mace also serves as the CEO and President of Mace Holdings L.L.P., a real estate holding company.  While Mike continues to lead his companies’ growth, since 2005 he has served as the President of Rocky Mountain College in Billings, Montana.

“The talent and diverse expertise of our board has always been one of Guardian’s key assets, as witnessed by our ability to attract stellar industry executives like Mike," said Michael Trudnak, Guardian’s CEO. "With his ability to analyze problems from every angle and strategically think in terms of how to effectively improve performance and profits, Mike will help us to broaden the business and operating base that we'll need to meet our long-term growth objectives."

Mr. Mace commented, “I spent an extensive amount of time at Guardian Technologies’ headquarters, and the more I learned about their tactical and strategic initiatives; the power and diversity of their intellectual property; the ethics and passion of the management team, as well as the employees; the more it stimulated my interest in how I could assist the company in developing business and financing opportunities by leveraging my experiences and contacts. I accepted the invitation of Guardian to join their board because I strongly believe this company has the capacity to become the preeminent imaging technology provider on the homeland security and healthcare scene, and to make a difference in human life."

Mr. Mace received his B.S. from Montana State University in 1974 and is a 1996 graduate of the Executive Program from the University of Minnesota – Carlson Graduate School of Management.  He served on the Board of Trustees of Rocky Mountain College, is now on the Board of Directors at St. Vincent Hospital, and the Montana Captive Insurance Association.  In addition, he has been a National Advisory Council Member of Scholarship America.

About Guardian Technologies

Guardian Technologies, based in Herndon, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, visit www.guardiantechintl.com.

Contact:

     Guardian Technologies International, Inc. at www.info@guardiantechintl.com

Source: Guardian Technologies International, Inc.